Exhibit 99

April 23, 2010

Alcoa Board of Directors Elects Klaus Kleinfeld Chairman, CEO

Alain Belda Retires After 40+ Years with Company

Judith Gueron named Lead Director

Arthur Collins elected to Board

Jim Owens named Chairman of Audit Committee

Frank Thomas and Henry Schacht retire

PITTSBURGH—(BUSINESS WIRE)—Alcoa (NYSE:AA) today announced that its Board of Directors has elected Klaus Kleinfeld, 52, as Chairman and Chief Executive Officer of the Company. Kleinfeld succeeds Alain Belda, 66, who previously announced his plans to retire from the Company after more than 40 years of service. The leadership change took place at Alcoa’s annual meeting of shareholders today.

Kleinfeld has been a member of the Alcoa Board of Directors since 2003. He joined Alcoa as an executive in October 2007 as President and Chief Operating Officer and was named President and CEO in May 2008. Previously he served as CEO of Siemens AG.

Mr. Belda said, “As I retire from Alcoa, I leave confident that our company is in the able hands of an experienced CEO, strategic thinker and passionate advocate of Alcoa’s Values. In his seven years serving Alcoa as a board member and later as COO and CEO, he has demonstrated the leadership, strategic vision and operational insight to guide the Company into the future as Chairman of Alcoa.”

“Alain Belda has worked most of his life for, and applied his many talents to Alcoa,” said Kleinfeld. “Alain was the driving force behind one of the most important strategic changes in Alcoa’s history – the internationalization of the Company. His personal values and commitment to environmental stewardship have inspired Alcoans and made Alcoa a model of sustainable citizenship,” added Kleinfeld.

Frank Thomas and Henry Schacht also are retiring as directors of the Company. Mr. Thomas has served as Lead Director and Mr. Schacht as Chairman of the Audit Committee. Both will serve as senior advisors to the Board of Directors to provide for an orderly transition in board leadership. Kleinfeld said, “Alcoa has benefitted greatly from the counsel and commitment of Frank Thomas and Henry Schacht; their wisdom and experience has been invaluable to the Company’s success.”

Judith Gueron, who has been an Alcoa director since 1988, has been elected Lead Director, succeeding Thomas. Dr. Gueron has chaired Alcoa’s Public Issues Committee, which oversees environmental and social responsibility performance, since the board committee was formed in 2002. A nationally recognized expert on employment and training, with a Ph.D. in economics from Harvard University, Dr. Gueron has the ideal background to guide the directors at a time when the Company faces a wide array of workplace and sustainability issues and opportunities. Jim Owens, Chairman and Chief Executive Officer of Caterpillar Inc., will succeed Schacht as Chairman of the Audit Committee. “Jim’s recent success as CEO and his previous role as Chief Financial Officer of Caterpillar prepare him well for the important financial oversight and governance responsibilities of the Audit Committee,” Kleinfeld said.

Alcoa’s shareholders also elected Arthur D. Collins, Jr., retired Chairman and CEO of Medtronic, Inc., as a new member of the board at the annual meeting. “Art brings a proven track record of corporate leadership and, just as important, unique insights into technology trends,” Kleinfeld said. With these changes, Alcoa now has 12 members serving on its Board of Directors.

“Looking to the future, Alcoa and our investors can be confident of prudent counsel and stewardship from a Board of Directors with broad global experience and diverse achievements in business, politics and society,” Kleinfeld said.

Other business at the annual meeting included re-election by shareholders of Carlos Ghosn, Michael Morris and Stanley O’Neal to three-year terms on the Board; ratification of independent auditors; approval by shareholders of a majority voting standard; and elimination of the supermajority voting provision was not approved. A shareholder proposal asking the Board of Directors to take the steps necessary to eliminate the supermajority voting provisions received support of a majority of votes cast.

Following is biographical information on Arthur D. Collins, Jr.

Arthur D. Collins, Jr.

Art Collins is the retired Chairman and Chief Executive Officer of Medtronic, Inc., a leading medical device and technology company. He held a succession of executive leadership positions with the company starting in 1992 until his retirement in 2008. He served as Chairman of the Board of Medtronic, Inc. from April 2002 through August 2008 and Chairman and Chief Executive Officer from May 2002 to August 2007. In addition, Mr. Collins served as President and Chief Executive Officer, President and Chief Operating Officer, and Chief Operating Officer at the company. He was Executive Vice President of Medtronic and President of Medtronic International from June 1992 to January 1994.

Prior to joining Medtronic, he was Corporate Vice President of Abbott Laboratories, a global health care company, a position he held from 1989 to 1992, and Divisional Vice President of that company from May 1984 to October 1989. He joined Abbott in 1978 after spending four years with Booz, Allen & Hamilton, a major management consulting firm.

Mr. Collins currently serves on the boards of The Boeing Company, U.S. Bancorp and privately held Cargill Incorporated. He has served on the Audit, Finance, Compensation, Governance and Executive committees of various boards. Currently, he chairs the Governance Committee at U.S. Bancorp, the Finance Committee at Boeing and the Human Resources and Compensation Committee at Cargill.

Mr. Collins is a member of the Board of Overseers of The Wharton School at the University of Pennsylvania and the Board of Visitors at Miami University of Ohio. He also serves as a senior advisor to Oak Hill Capital Partners, L.P., a private equity firm.

About Alcoa

Alcoa is the world’s leading producer of primary aluminum, fabricated aluminum and alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for eight consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 59,000 people in 31 countries across the world. More information can be found at www.alcoa.com.